Exhibit 5

[Letterhead of David J. Lubben, Esq.]

Board of Directors

UnitedHealth Group Incorporated

UnitedHealth Group Center

9900 Bren Road East

Minnetonka, Minnesota 55343

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

I am delivering this opinion to you in my capacity as General Counsel of UnitedHealth Group Incorporated, a Minnesota corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the issuance by the Company of up to 57,687,405 shares of its common stock, par value $.01 per share (the “Common Stock”), in connection with the Company’s proposed acquisition (the “Acquisition”) of Oxford Health Plans, Inc., a Delaware corporation (“Oxford”), pursuant to that Agreement and Plan of Merger, dated as of April 26, 2004 by and among the Company, Ruby Aquisition LLC, a Delaware limited liability company, and Oxford.

I and members of my staff have examined such documents, including resolutions adopted by the board of directors with respect to the Registration Statement and the Common Stock (the “Resolutions”), and have reviewed such questions of law, as I have deemed necessary for the purposes of rendering the opinions set forth below.

Based on the foregoing, I am of the opinion that the Common Stock to which the Registration Statement relates has been duly authorized by all requisite corporate action on behalf of the Company and, when issued upon completion of the Acquisition in accordance with, and upon satisfaction of the conditions set forth in, the merger agreement, will be validly issued, fully paid and nonassessable.

In rendering the opinions set forth above, I have assumed that, at the time of the issuance and delivery of Common Stock, the Resolutions will not have been modified or rescinded and there will not have occurred any change in the law affecting the authorization, execution, delivery, or validity of the Common Stock.

The opinions expressed above are limited to the laws of the State of Minnesota and the federal laws of the United States of America.

I hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me under the caption “Legal Matters” contained in the proxy statement/prospectus included therein.

Dated: June 10, 2004

Very truly yours,

/s/ David J. Lubben